Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Third-Quarter and Fiscal 2021 Results

Company Achieves Meaningful Comparable Period Revenue Growth Due to Higher Sales Volumes and Improved Pricing Across All Segments

OVERLAND PARK, Kan. (Nov. 15, 2021) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported third-quarter and fiscal 2021 results.

HIGHLIGHTS

•Consolidated revenue for fiscal 2021 up 20% versus the comparable year-over-year period on strong sales volumes across both Salt and Plant Nutrition segments
•Tapered production to manage inventory levels as well as lost volumes related to Hurricane Ida negatively impacted Salt segment operating earnings in the third quarter of 2021
•Lower sulfate of potash (SOP) production volumes tied to temporary pond feedstock inconsistencies drove lower third-quarter 2021 operating earnings in the Plant Nutrition segment
•Fiscal 2022 consolidated guidance includes an adjusted EBITDA range of $220 million to $250 million
•The company recently announced successful third-party conversion testing to battery-grade lithium hydroxide of its sustainable lithium brine resource at its solar evaporation facility on the Great Salt Lake and expects commercial market entry by 2025
•Strategic equity investment recently announced in Fortress North America (Fortress), a next-generation fire retardant company dedicated to developing and producing a portfolio of more environmentally friendly and carbon neutral fire retardants to combat the devastating effects of wildfires; Fortress’ magnesium chloride-based retardant formulations have been developed primarily using essential minerals supplied from Compass Minerals’ Ogden facility

PRESENTATION OF RESULTS

The company’s fiscal 2021 results and fiscal 2022 outlook in this earnings release reflect the change in the fiscal year-end from Dec. 31 to Sept. 30. The fiscal 2021 results are reported for the nine-month period from Jan. 1, 2021 to Sept. 30, 2021, and the company has presented comparable results for the Jan. 1, 2020 to Sept. 30, 2020 period.

As previously disclosed, in March 2021, Compass Minerals' board of directors approved the divestiture of the company’s South America businesses and its North America

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

micronutrients business as part of a broader asset optimization strategy. Collectively, the results of these businesses are reported as discontinued operations for all periods presented. The results in this earnings release reflect only the continuing operations of the company unless otherwise noted.

RESULTS

	For the Three Months Ended	For Fiscal Year Ended
(From continuing operations; in millions, except per share data)	Sept. 30, 2021
Revenue	$211.7	$836.6
Operating earnings	2.1	79.0
Adjusted EBITDA*	32.7	175.4
Net earnings	(4.6)	20.9
Net earnings per diluted share	(0.14)	0.58

"I am proud of the strong work of our team to successfully navigate a number of headwinds in the third quarter to finish fiscal 2021 within our prior announced guidance range. I am equally pleased with the continued progress we’ve made as a company to safely deliver on our commitments, leverage our advantaged assets and achieve meaningful milestones in our longer-term growth strategy,” said Kevin S. Crutchfield, president and CEO. “Looking forward, I believe the strategic investments we are making to expand our essential minerals portfolio and leverage expected future demand in the lithium and fire retardant markets could be transformational for Compass Minerals. Building upon our stable and market-leading salt and plant nutrition businesses, I’m increasingly confident that we are well positioned to grow our margins and increase shareholder returns over the long-term.”

Fiscal 2021 revenue and operating earnings were higher year over year driven primarily by increased Salt sales volumes. Strong February winter weather activity and higher year-over-year bid season commitments drove improved operating earnings in the Salt segment, while lower SOP production volumes resulted in lower year-over-year operating income in the Plant Nutrition segment. The company continues to work through its short-term feedstock inconsistency and expects to see measurable improvements during the second half of fiscal 2022.

SALT BUSINESS SUMMARY

Salt segment third-quarter 2021 revenue totaled $159.5 million, up 13% from third-quarter 2020 results, driven by a 10% increase in sales volumes and a 3% increase in average selling price. Third-quarter sales volume increased for both highway deicing and consumer and industrial (C&I) salt businesses compared to third-quarter 2020, primarily due to higher bid season commitments and a return to pre-pandemic sales levels, respectively. Increased pricing in chemical and magnesium chloride product lines drove a 5% improvement in average highway deicing sales prices, while C&I non-deicing average selling prices experienced a 2% year-over-year increase.

*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

Fiscal 2021 Salt segment revenue increased 22% to $671.1 million from $550.9 million in the comparable 2020 period, primarily due to increased bid season commitments and strong February winter weather activity, while average selling price was down 5% compared to the prior-year period.

Third-quarter 2021 Salt segment operating earnings decreased 15% from the prior-year period, to $22.4 million, while EBITDA declined 8% to $40.1 million. Both third-quarter operating earnings and EBITDA were negatively impacted by tapered production to manage inventory levels, as well as lost production and sales volumes related to Hurricane Ida.

For fiscal 2021, the Salt segment generated $133.2 million in operating earnings and EBITDA of $186.5 million, increases of 14% and 13%, respectively, from comparable 2020 period results. Fiscal 2021 operating margins were down 130 basis points and EBITDA margins were down 230 basis points compared to prior-period results, driven primarily by lower average salt prices.

BID SEASON SUMMARY

The company's North American highway deicing bidding process for the 2021-2022 winter season has been completed. The company expects its average contract price for the upcoming winter season to be relatively flat to prior-season results. The company also estimates that its total committed bid volumes increased by approximately 17% compared to prior-year bid season results.

PLANT NUTRITION BUSINESS SUMMARY

Plant Nutrition segment revenue in third-quarter 2021 totaled $49.3 million, up 60% from the prior-year quarter. The result was due to a 46% increase in sales volumes coupled with a 9% increase in average selling prices. For fiscal 2021, the segment generated $156.8 million in revenue, 14% above prior-period results, due primarily to increased sales volumes. Sales for both the third quarter of 2020 and fiscal 2020 comparable period were negatively impacted by a weaker application season due to wildfires in certain of the company's sales territories and some delayed application in the company's key markets.

Third-quarter 2021 operating earnings for the Plant Nutrition segment decreased $1.3 million from prior year, to a loss of $0.2 million, and EBITDA decreased $1.7 million to $8.7 million. Fiscal 2021 operating earnings declined $6.2 million or 52%, to $5.8 million, while EBITDA of $32.6 million was $8.1 million or 20% below comparable 2020 period results, as higher sales volumes and average sales pricing were more than offset by higher per-unit costs related to the previously disclosed temporary feedstock inconsistencies at the company's Ogden facility.

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

OTHER FINANCIAL HIGHLIGHTS

Cash flow from operations for fiscal 2021 decreased 14% from the comparable prior-year period to $162.7 million.

The company recorded a third-quarter 2021 gain on foreign exchange of $3.8 million compared to a loss on foreign exchange of $2.8 million in the prior-year quarter. For fiscal 2021, the gain of foreign exchange was $0.6 million versus $10.8 million for the comparable 2020 period.

Capital spending from continuing operations for fiscal 2021 totaled $65.7 million compared to $57.0 million in the prior period.

Tax expense for fiscal 2021 was $14.2 million versus $10.3 million in the comparable 2020 period. This increase reflects the change in fiscal year-end, which compressed the tax provision calculation period and temporarily increased the company's effective tax rate to approximately 41%.

The company ended the fiscal year with $219.2 million of liquidity, which is comprised of $21.0 million in cash and cash equivalents (including $2.9 million in cash from discontinued operations) and $198.2 million of availability on its $300 million revolving credit facility.

OUTLOOK

Fiscal 2022 adjusted EBITDA is expected to be in the range of $220 million to $250 million.

Assuming average winter weather activity, the company expects strong Salt segment revenue growth for the first half of fiscal 2022 compared to the prior period, primarily due to increased bid season commitments. However, flat pricing and elevated shipping and handling costs are expected to result in lower year-over-year first-half fiscal 2022 Salt segment EBITDA.

In the Plant Nutrition segment, the company expects lower sales volumes for fiscal 2022 as the SOP feedstock inconsistencies have constrained production in the short term. Product pricing strength in the first half of the year is expected to more than offset higher production costs and lower sales volumes, resulting in improved margins and profitability in fiscal 2022.

As Compass Minerals continues to invest in the development of its sustainable lithium resource on the Great Salt Lake, the company expects to spend approximately $10 million in fiscal 2022 building internal capabilities and scaling up its pilot plant operations. These lithium-related operating expenses are included within the Corporate and Other expense in the company's fiscal 2022 outlook.

Capital expenditures are expected to be elevated in fiscal 2022 due to an upgrade to the company’s Cote Blanche barge dock to improve safety, logistics and efficiency at a cost of

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

approximately $15 million, as well as approximately $15 million in capital spending for lithium extraction assets.

The table below summarizes the various components of Compass Minerals’ first half and fiscal 2022 expectations.

FISCAL 2022 OUTLOOK (for continuing operations): FISCAL 2022 ADJUSTED EBITDA: $220 to $250 million
	1H FY22	FY22
Salt Segment
Volume		12.5 million to 13.2 million tons
Revenue	$675 million to $725 million
EBITDA	$145 million to $170 million
Plant Nutrition Segment
Volume		280,000 to 320,000 tons
Revenue	$85 million to $110 million
EBITDA	$25 million to $35 million
Corporate
Corporate and other expense*		$65 million to $70 million
Interest expense		$55 million to $60 million
Depreciation, depletion and amortization		$115 million to $120 million
Capital expenditures		$125 million to $135 million
Effective tax rate		~27%
*Excludes depreciation, amortization and stock-based compensation.

CONFERENCE CALL
Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, Nov. 16, at 8:30 a.m. ET. To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 646-960-0469. Replays of the call will be available on the company’s website.

A corporate presentation with fiscal 2021 results is available at the Investor Relations section of the company’s website at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures products that improve the quality and yield of crops, while supporting sustainable agriculture. And its specialty chemical business serves the water treatment industry and other industrial processes. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 15 production and packaging facilities with more than 2,000 employees throughout the U.S., Canada, the U.K.

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

and Brazil. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Douglas Kris	Rick Axthelm
Senior Director of Investor Relations	Chief Public Affairs and Sustainability Officer
+1.917.797.4967	+1.913.344.9198
krisd@compassminerals.com	MediaRelations@compassminerals.com

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

Forward-Looking Statements and Other Disclaimers

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s lithium resource, including market entry; the company's ability to expand its portfolio, leverage demand, transform the company, grow margins, increase shareholder returns and improve feedstock inconsistency; bid season results, including price and volume; weather; pricing; costs; margins; profitability; lithium-related operating expenses and capital spending; Cote Blanche barge dock upgrade; and the company’s outlook for the first half of fiscal 2022 and fiscal 2022, including its expectations regarding adjusted EBITDA, volume, revenue, EBITDA, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America, (vi) the timing and the outcome of the sale process for the company’s South America chemicals business, and (vii) impacts of the COVID-19 pandemic. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Transition Report on Form 10-KT for the transition period ended Sept. 30, 2021 and the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 (including any amendments) filed or to be filed with the SEC, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Non-GAAP Measures

In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), and EBITDA and Adjusted EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude stock-based compensation. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales.

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

The following tables reflect financial information for the three and nine months ended Sept. 30, 2021 and 2020 and represent the fiscal period ended 2021 and the comparable periods for 2020.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2021	2020	2021	2020
Net (loss) earnings from continuing operations	$(4.6)	$(4.9)	$20.9	$27.9
Interest expense	13.6	15.2	44.3	47.2
Income tax (benefit) expense	(3.5)	(2.4)	14.2	10.3
Depreciation, depletion and amortization	29.9	30.5	89.8	87.7
EBITDA from continuing operations	35.4	38.4	169.2	173.1
Adjustments to EBITDA:
Stock-based compensation - non cash	1.0	2.1	7.1	6.9
(Gain) loss on foreign exchange	(3.8)	2.8	(0.6)	(10.8)
Other expense (income), net	0.1	0.1	(0.3)	0.2
Adjusted EBITDA from continuing operations	32.7	43.4	175.4	169.4
Adjusted EBITDA from discontinued operations	7.0	20.5	26.2	38.5
Adjusted EBITDA	$39.7	$63.9	$201.6	$207.9
EBITDA margin from continuing operations margin	16.7%	22.0%	20.2%	24.9%
Adjusted EBITDA margin from continuing operations margin	15.4%	24.9%	21.0%	24.3%

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2021	2020	2021	2020
Sales	$159.5	$141.2	$671.1	$550.9
Operating earnings	$22.4	$26.2	$133.2	$116.5
Operating margin	14.0%	18.6%	19.8%	21.1%
EBITDA(1)	$40.1	$43.6	$186.5	$165.7
EBITDA(1) margin	25.1%	30.9%	27.8%	30.1%
Sales volumes (in thousands of tons):
Highway deicing	1,329	1,205	7,091	5,330
Consumer and industrial	496	458	1,419	1,327
Total Salt	1,825	1,663	8,510	6,657
Average sales prices (per ton):
Highway deicing	$57.92	$55.28	$62.08	$64.41
Consumer and industrial	$166.45	$162.96	$162.78	$156.42
Total Salt	$87.42	$84.94	$78.87	$82.75
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2021	2020	2021	2020
Reported GAAP segment operating earnings	$22.4	$26.2	$133.2	$116.5
Depreciation, depletion and amortization	17.7	17.4	53.3	49.2
Segment EBITDA	$40.1	$43.6	$186.5	$165.7
Segment sales	159.5	141.2	671.1	550.9
Segment EBITDA margin	25.1%	30.9%	27.8%	30.1%

Plant Nutrition Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2021	2020	2021	2020
Sales	$49.3	$30.8	$156.8	$137.2
Operating (loss) earnings	$(0.2)	$1.1	$5.8	$12.0
Operating margin	(0.4)%	3.6%	3.7%	8.7%
EBITDA(1)	$8.7	$10.4	$32.6	$40.7
EBITDA(1) margin	17.6%	33.8%	20.8%	29.7%
Sales volumes (in thousands of tons)	79	54	261	238
Average sales price (per ton)	$627	$575	$602	$577
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2021	2020	2021	2020
Reported GAAP segment operating (loss) earnings	$(0.2)	$1.1	$5.8	$12.0
Depreciation, depletion and amortization	8.9	9.3	26.8	28.7
Segment EBITDA	$8.7	$10.4	$32.6	$40.7
Segment sales	49.3	30.8	156.8	137.2
Segment EBITDA margin	17.6%	33.8%	20.8%	29.7%

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2021	2020	2021	2020
Sales	$211.7	$174.6	$836.6	$695.7
Shipping and handling cost	45.4	39.2	220.1	174.6
Product cost	133.2	$97.8	444.8	359.8
Gross profit	33.1	37.6	171.7	161.3
Selling, general and administrative expenses	31.0	26.7	92.7	86.4
Operating earnings	2.1	$10.9	79.0	74.9
Other expense/(income):
Interest expense	13.6	$15.2	44.3	47.2
(Gain) loss on foreign exchange	(3.8)	2.8	(0.6)	(10.8)
Other expense, net	0.4	0.2	0.2	0.3
Loss (earnings) before income taxes	(8.1)	(7.3)	35.1	38.2
Income tax (benefit) expense	(3.5)	(2.4)	14.2	10.3
Net (loss) earnings from continuing operations	(4.6)	(4.9)	20.9	27.9
Net (loss) earnings from discontinued operations	(51.4)	9.2	(234.2)	7.1
Net (loss) earnings	$(56.0)	$4.3	$(213.3)	$35.0

Basic net (loss) earnings from continuing operations per common share	$(0.14)	$(0.15)	$0.59	$0.80
Basic net (loss) earnings from discontinued operations per common share	(1.51)	0.27	(6.89)	0.21
Basic net (loss) earnings per common share	$(1.65)	$0.12	$(6.30)	$1.01

Diluted net (loss) earnings from continuing operations per common share	$(0.14)	$(0.15)	$0.58	$0.79
Diluted net (loss) earnings from discontinued operations per common share	(1.51)	0.27	(6.89)	0.21
Diluted net (loss) earnings per common share	$(1.65)	$0.11	$(6.30)	$1.00

Cash dividends per share	$0.72	$0.72	$2.16	$2.16
Weighted-average common shares outstanding (in thousands):(1)
Basic	34,043	33,947	34,013	33,918
Diluted	34,099	33,947	34,063	33,918
(1)Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 402,000 and 426,000 weighted participating securities for the three months and year ended Sept. 30, 2021, respectively, and 389,000 and 404,000 weighted participating securities for the three months and year ended Sept. 30, 2020, respectively.

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	Sept. 30,	Dec. 31,
	2021	2020
ASSETS
Cash and cash equivalents	$18.1	$10.6
Receivables, net	132.8	185.1
Inventories	321.7	298.7
Current assets held for sale	9.9	206.5
Other current assets	48.9	55.4
Property, plant and equipment, net	830.5	851.7
Noncurrent assets held for sale	—	404.1
Intangible and other noncurrent assets	269.0	249.4
Total assets	$1,630.9	$2,261.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$—	$10.0
Current liabilities held for sale	9.6	111.4
Other current liabilities	185.8	175.3
Long-term debt, net of current portion	935.4	1,299.1
Noncurrent liabilities held for sale	—	76.1
Deferred income taxes and other noncurrent liabilities	207.0	211.3
Total stockholders' equity	293.1	378.3
Total liabilities and stockholders' equity	$1,630.9	$2,261.5

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended
	Sept. 30,
	2021	2020
Net cash provided by operating activities(1)	$162.7	$188.5

Cash flows from investing activities:
Capital expenditures(2)	(71.8)	(62.9)
Proceeds from sale of businesses	348.6	—
Other, net	(0.6)	(2.3)

Net cash provided by (used in) investing activities	276.2	(65.2)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	349.4	144.3
Principal payments on revolving credit facility borrowings	(391.3)	(204.1)
Proceeds from the issuance of long-term debt	70.9	66.1
Principal payments on long-term debt	(394.8)	(46.7)
Dividends paid	(73.1)	(74.2)
Deferred financing costs	(0.1)	(1.1)
Proceeds from stock option exercised	1.4	—
Shares withheld to satisfy employee tax obligations	(1.2)	(1.2)
Other, net	(0.8)	(1.4)

Net cash used in financing activities	(439.6)	(118.3)
Effect of exchange rate changes on cash and cash equivalents	0.7	(5.6)
Net change in cash and cash equivalents	—	(0.6)
Cash and cash equivalents, beginning of the year	21.0	34.7

Cash and cash equivalents, end of period	21.0	34.1
Less: cash and cash equivalents included in current assets held for sale	(2.9)	(25.3)
Cash and cash equivalents of continuing operations, end of period	$18.1	$8.8
(1)Includes cash flows (used in) provided by discontinued operations of $(360.4) million and $20.9 million for the nine months ended Sept. 30, 2021 and 2020, respectively.
(2)Includes capital expenditures of $6.1 million and $5.9 million related to discontinued operations for the nine months ended Sept. 30, 2021 and 2020, respectively. Capital expenditures related to continuing operations were $65.7 million and $57.0 million for the nine months ended Sept. 30, 2021 and 2020, respectively.

Compass Minerals Reports Third-Quarter and Fiscal 2021 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended Sept. 30, 2021	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$159.5	$49.3	$2.9	$211.7
Intersegment sales	—	1.5	(1.5)	—
Shipping and handling cost	39.1	6.3	—	45.4
Operating earnings (loss)	22.4	(0.2)	(20.1)	2.1
Depreciation, depletion and amortization	17.7	8.9	3.3	29.9
Total assets	1,040.2	458.9	121.9	1,621.0

Three Months Ended Sept. 30, 2020	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$141.2	$30.8	$2.6	$174.6
Intersegment sales	—	0.3	(0.3)	—
Shipping and handling cost	34.4	4.8	—	39.2
Operating earnings (loss)	26.2	1.1	(16.4)	10.9
Depreciation, depletion and amortization	17.4	9.3	3.8	30.5
Total assets	981.6	493.9	96.2	1,571.7

Nine Months Ended Sept. 30, 2021	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$671.1	$156.8	$8.7	$836.6
Intersegment sales	—	4.5	(4.5)	—
Shipping and handling cost	198.8	21.3	—	220.1
Operating earnings (loss)	133.2	5.8	(60.0)	79.0
Depreciation, depletion and amortization	53.3	26.8	9.7	89.8

Nine Months Ended Sept. 30, 2020	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$550.9	$137.2	$7.6	$695.7
Intersegment sales	—	3.0	(3.0)	—
Shipping and handling cost	153.9	20.7	—	174.6
Operating earnings (loss)	116.5	12.0	(53.6)	74.9
Depreciation, depletion and amortization	49.2	28.7	9.8	87.7
(1)Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.